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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                 INVESCO TRUST FOR INVESTMENT GRADE MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade Municipals (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(1). Albert R. Dowden............................. 45,073,777 2,679,097 752,508
     Dr. Prema Mathai-Davis....................... 44,892,656 2,887,305 725,421
     Raymond Stickel, Jr.......................... 45,160,376 2,592,768 752,238
     Hugo F. Sonnenschein/(P)/....................      2,733         0       0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(2). David C. Arch................................ 45,127,759 2,623,588 754,035
     Dr. Larry Soll............................... 45,015,033 2,713,713 776,636
     Philip A. Taylor............................. 45,258,075 2,494,610 752,697
     Suzanne H. Woolsey........................... 45,118,161 2,617,993 769,228
     Frank S. Bayley/(P)/.........................      2,733         0       0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(3). James T. Bunch............................... 45,110,610 2,646,331 748,441
     Bruce L. Crockett............................ 45,148,992 2,611,082 745,308
     Rodney F. Dammeyer........................... 45,036,945 2,703,931 764,506
     Jack M. Fields............................... 45,110,161 2,656,715 738,506
     Martin L. Flanagan........................... 45,111,154 2,647,808 746,420

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/(P)/  Election of Trustee by preferred shareholders only.